EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This AGREEMENT (the “Agreement”), dated as of May ___, 2015, is made between PlasmaTech Biopharmaceuticals, Inc., a Delaware corporation located at 4848 Lemmon Avenue, Suite 517, Dallas, Texas 75219, (“PlasmaTech” or the “Company”), and Timothy J. Miller, an individual residing at 2240 Delaware Drive, Cleveland Heights, OH 44106 (the “Executive”).

WITNESSETH:

WHEREAS, in connection with that certain Agreement and Plan of Merger by and among the Company, PlasmaTech Merger Sub, Inc., Abeona Therapeutics LLC, and Member Representative dated as of even date herewith (the “Merger Agreement”), the Company desires that Executive serve as the Company's President and Chief Executive Officer (“CEO”);

WHEREAS, in order to induce Executive to agree to serve in such capacity, the Company hereby offers Executive certain compensation and benefits of employment, as described herein; and

WHEREAS, Executive is willing to serve in this position on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the Company and Executive hereby agree as follows:

1.   Employment

The Company hereby agrees to employ Executive and Executive hereby agrees to be employed upon the terms and conditions hereinafter set forth. During the Term (as defined below), Executive shall serve as the President and CEO of the Company. Executive shall be responsible to the Board of Directors of the Company, rendering the services and performing the duties consistent with Executive's position and title, and such other reasonable duties as the Board of Directors of the Company (together with any applicable sub-committee or sub-committees thereof, the “Board”) may request. The Executive shall also be nominated to serve as a voting member on the Board of Directors for the Term (as defined below). If the Executive is no longer the CEO of the Company, he shall immediately tender his resignation as a member of the Board to the Board.

The Executive agrees, while employed hereunder, to perform his duties faithfully and to the best of his ability. The Executive shall be employed at the Company's offices in Cleveland, OH, and his principal duties shall be performed primarily in Cleveland, OH, except for business trips reasonable in number and duration.

2.   Term

The employment of the Executive hereunder shall begin on the Closing Date (as such term is defined in the Merger Agreement) of the Merger Agreement (the “Effective Date”) and shall continue in full force and effect for a period of three (3) years, and thereafter shall be automatically renewed for successive one-year periods unless the Company gives the Executive written notice of termination within six (6) months prior to the end of any such period or until the occurrence of a Termination Date, as defined in Section 5 (the “Term”). If the Company provides written notice of termination as described above, then the last day of the Term will be considered the Termination Date by General Discharge (as defined in Section 5.1.6), and the Executive will be entitled to all benefits attributable to General Discharge as defined in Section 5.2. Notwithstanding anything contained herein to the contrary, if there is no Closing (as defined in the Merger Agreement) for any reason or the Merger Agreement is otherwise terminated prior to the Closing Date, this Agreement shall immediately terminate and shall become null and void.

3.   Compensation

3.1.   As compensation for the Executive's services during the Term, the Company shall pay the Executive an annual base salary at the rate of $350,000 (the “Base Salary”), payable monthly on the last day of each month during the Term. Prior to the end of each calendar year during the Term, the Compensation Committee of the Company shall undertake an evaluation of the services of the Executive during the calendar year then ended in accordance with the Company's compensation program then in effect (the “Program”). The Company shall consider the performance of the Executive, his contribution to the success of the Company and entities under common control with the Company (collectively, “Affiliates”), and such other factors as the Compensation Committee considers relevant in its sole discretion and shall fix an annual base salary not less than $350,000 per year to be paid to the Executive during the ensuing calendar year.

3.2   Notwithstanding the foregoing, the Company may change the Program from time to time or institute a successor to the Program, but the Executive's Base Salary shall in no event be less than his Base Salary in effect on the date of change, adjusted regularly to reflect increases in the cost of living and comparable compensation for like positions.

3.3.   The executive shall be eligible to participate in the Company incentive compensation programs in accordance with the following subparagraphs (i) and (ii):

(i)   Incentive Plan - The executive shall be covered by any cash bonus plan maintained by the Company, as in effect from time to time, and shall be afforded the opportunity thereunder to receive a target award of up to 30% of annual Base Salary (an “Annual Bonus”) payable in cash, as well as an allocation of options to purchase shares of PlasmaTech’s Common Stock or restricted shares of Common Stock, as applicable, at the sole discretion of the Compensation Committee which shall make its evaluation prior to the end of each calendar year during the Term of this Agreement. The Annual Bonus will be calculated and be paid in accordance with the terms of the Company’s cash bonus plan, within 30 days after the end of the applicable calendar year. Such cash and equity bonus awards shall be made by the Compensation Committee based upon, among other factors, the achievement of reasonable performance goals; provided that the Company may from time to time change the Program or institute a successor to the Program, so long as the Executive continues to be eligible to receive bonus awards of the percentage of annual Base Salary in amounts at least equal to those specified as in effect on the date hereof.

(ii)   Stock Option Plan - Executive shall be entitled to participate in the Company's stock option plan, as in effect from time to time. In accordance with this plan the Compensation Committee may from time to time, but without any obligation to do so, grant stock options, restricted stock awards or other equity compensation awards to the Executive upon such terms and conditions as the Compensation Committee shall determine in its sole discretion. As soon as practicable following the Effective Date, and subject to the approval of the Compensation Committee and the adoption and approval of the Company’s 2015 Equity Incentive Plan (the “Equity Incentive Plan”) by Company stockholder approval, the Company shall grant, pursuant to a Company standard stock option agreement (the “Option Agreement”) to be entered into between the Company and the Executive, a stock option (the “Option”) to purchase 400,000 shares of the Company’s Common Stock (the “Option Shares”) at an exercise price per share equal to the closing price of shares of Common Stock on the NASDAQ on the date of grant. The Option Shares will vest over a forty-eight (48) month period, with one quarter (25%) of vesting on the one-year anniversary of the Effective Date and the remaining seventy-five percent (75%) of the Option Shares vesting in equal monthly installments thereafter over the remaining thirty-six (36) months, commencing with the first such month following the first anniversary of the Effective Date, subject to the Executive’s continued employment with the Company and/or its Affiliates through to the applicable vesting dates, and subject to the terms and conditions of the Company’s Equity Incentive Plan.

3.4   If the Executive is prevented by disability, for a period of six consecutive months, from continuing fully to perform the essential functions of his duties as CEO, with or without reasonable accommodations, the Employee shall perform his obligations hereunder to the extent he is able and after the following six months (in other words, twelve months after the disability was identified by the Company as affecting his work performance) the Company may reduce his annual Base Salary to reflect the extent of the disability; provided that in no event may such rate, when added to payments received by him under any disability or qualified retirement or pension plan to which the Company or an Affiliate contributes or has contributed, be less than $200,000. The Company acknowledges that it has an obligation to provide reasonable accommodation to Executive for a disability in accordance with the Americans with Disability Act and similar state laws and will not reduce Executive’s salary if he can perform the essential functions of his duties as CEO with or without reasonable accommodation. If there should be a dispute about the existence of Executive's disability, or his ability to perform essential functions of his duties as CEO, disability shall be determined by a majority vote of the Board (with the Executive abstaining from any such vote) based upon a report from a physician, reasonably acceptable to the Executive and the Company, who shall have examined the Executive. If the Executive claims disability, the Executive agrees to submit to a physical examination at any reasonable time or times by a qualified physician designated by the Board and reasonably acceptable to the Executive.

4.   Executive Benefits

4.1.   During the Term, the Executive shall be entitled to participate in the employee benefit plans and programs maintained by the Company that are made generally available to other executive officers of the Company, including (without limitation) retirement plans, deferred compensation plans, health and welfare plans and fringe benefit programs, subject in each case to the eligibility and other terms and conditions of the plan or program in question, as in effect from time to time.

4.2. During the Term, the Company shall maintain directors’ and officers’ liability insurance applicable to the Executive in amounts established by the Board of Directors and comparable to the amounts provided for like positions.

4.3. The Company shall pay, or reimburse the Executive for, all reasonable relocation expenses incurred by the Executive to be approved by the Board, relating to any relocation if said relocation is in the best interests for the Company to conduct business. If the Executive terminates his employment pursuant to a General Resignation (as defined below) or is terminated by the Company pursuant to a Discharge for Cause (as defined below) during the 6 month period following the Effective Date, the Executive shall be required to repay the Company the gross amount of any relocation expenses paid.

5.   Termination Date; Consequences for Compensation and Benefits

5.1. Definition of Termination Date. The first to occur of the following events shall be the “Termination Date”:

5.1.1. The date on which the Executive’s employment is terminated by the Company by reason of his disability;

5.1.2. The Executive's death;

5.1.3. Voluntary resignation after one of the following events shall have occurred, which event shall be specified to the Company by the Executive at the time of resignation: (i) a material diminution in the Executive’s authority, duties, or responsibilities or (ii) any other action or inaction that constitutes a material breach by the Company of this Agreement (including, without limitation, any material failure by the Company to grant the Option for the Executive to purchase the Option Shares pursuant to the terms of Section 3.3(ii) of this Agreement), provided that the Executive has provided written notice to the Company of the existence of any event described in (i) or (ii) above within 60 days of the initial existence of the event and the event continues for 60 days following such notice (the “Cure Period”) without being remedied by the Company, and provided further that such voluntary resignation occurs within 30 days after the end of the applicable Cure Period (“Resignation with Reason”);

5.1.4. Voluntary resignation (other than a Resignation with Reason) not accompanied by a notice of reason described in Section 5.1.3 (“General Resignation”);

5.1.5 Discharge of the Executive by the Company after one of the following events shall have occurred, which event shall be specified in writing to the Executive by the Company at the time of discharge:

(i) a felonious act committed by Executive during his employment hereunder or commission of any act of fraud or any other act of dishonesty of a material nature with respect to the Company (including, but not limited to, theft or embezzlement of Company funds or assets), (ii) any act or omission on the part of Executive not requested or approved by the Company constituting willful malfeasance or gross negligence in the performance of his duties hereunder, (iii) conviction of the Executive or the entry of a plea of guilty or nolo contendere by the Executive to any crime involving moral turpitude, (iv) any material breach of any material term of this Agreement by the Executive which is not cured within 60 days after written notice from the Board to the Executive setting forth the nature of the breach (“Discharge for Cause”);

For purposes of this subparagraph (5.1.5), no act or failure to act on the Executive's part shall be considered "willful" unless done or omitted to be done by Executive not in good faith and without reasonable belief by Executive that Executive's action or omission was in the best interest of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been discharged for a Discharge for Cause unless and until there shall have been delivered to Executive a copy of a Notice of Termination (as defined below) from the Board stating that in their good faith opinion Executive was guilty of conduct set forth in clauses (i), (ii), (iii) or (iv) above of this subparagraph (5.1.5) and specifying the particulars thereof in detail.

5.1.6 Discharge of the Executive by the Company other than a Discharge for Cause or by reason of the Executive’s disability (“General Discharge”).

For purposes of this Agreement "Notice of Termination" shall mean a notice which indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated. Except for Discharge for Cause, each Notice of Termination shall be delivered at least ten (10) days prior to the effective date of termination.

5.2 Consequences for Compensation and Benefits

(a) If the Termination Date occurs by reason of disability, death, General Resignation or Discharge for Cause, the Company shall pay or provide, as the case may be, (i) any Base Salary earned but unpaid to the Executive through the Termination Date, (ii) all benefits accrued and owing to the Executive through the Termination Date, payable in accordance with the respective terms of the plans, practices and arrangements under which the benefits were accrued, and (iii) any unpaid reimbursements for reasonable expenses incurred but not paid prior to the Termination Date so long as documentation thereof is submitted to the Company within thirty (30) days following the Termination Date.

(b) If the Termination Date occurs by reason of General Discharge or Resignation with Reason, (i) all unvested Option Shares held by the Executive pursuant to the Option shall immediately vest and become immediately exercisable for the period set forth in the Option Agreement and the Equity Incentive Plan, (ii) if the Executive elects coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), or under similar applicable health care continuation coverage laws of a State (“COBRA”), the Company shall reimburse the Executive for that portion of the cost of the continuation coverage that the Company pays for similarly situated active employees of the Company, for Executive and Executive’s covered dependents (but not for any spouse or dependent who separately elects COBRA coverage as a “qualified beneficiary,” as defined in Code Section 4980B(g)(1)), for a period ending upon the earlier of twelve (12) months after the Termination Date or the date the Executive’s COBRA coverage ceases (the “Health Severance”), provided, however, that the Health Severance shall be payable only to the extent that it would not result in a tax or penalty to the Company under the Patient Protection and Affordable Care Act of 2010, as amended, and regulations thereunder (“ACA”), and further provided that the Company may elect, in its sole discretion, to report the Health Severance as taxable income to the Executive in order to satisfy the requirements of Section 105(h) of the Code or Section 2716 (Prohibition on Discrimination in Favor of Highly Compensated Individuals) of the Public Health Service Act, as incorporated by Section 9815(a)(1) of the Code, (iii) the Executive shall be entitled to receive the amount set forth in Section 5.2.1, which shall be paid on or before the 60th day following the Termination Date, provided that the Executive signs a valid and effective Release (defined in Section 5.2.3) in the time set forth in such Release (which shall in no case cause the payment under this Section 5.2(b)(iii) to be made after the 60 day period after the Termination Date), and provided that, if such 60-day period straddles two taxable years, the payment shall be made in the second taxable year, and (iv) the Company shall reimburse Executive for any unpaid reimbursements for reasonable expenses incurred but not paid prior to the Termination Date so long as documentation thereof is submitted to the Company within ten (10) days following the Termination Date.

5.2.1. A lump sum payment equal to one times (1x) the Executive’s Base Salary for the year in which the Termination Date occurs.

5.2.2 . If the Executive's employment is terminated by the Executive pursuant to a General Resignation, the Executive shall be entitled to receive any earned but unpaid Annual Bonus with respect to any completed calendar year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement.

5.2.3. The severance payments and benefits described in this Section 5 are expressly contingent on the Executive’s execution of a severance and release agreement (a “Release”) in substantially the form attached hereto as Exhibit A within the time set forth in the Release, and such Release becoming effective by its terms on or before the 60th day following the Termination Date.

5.3 Change in Control. In the event of the occurrence of a Change in Control (as defined below), this Agreement may be terminated by Executive upon the occurrence thereafter of one or more of the following events:

1) A material diminution in Executive’s authority, duties, or responsibilities within the six month period subsequent to a Change in Control;

2) A material diminution in Executive’s compensation within the six month period subsequent to a Change in Control, which shall include the occurrence of any of the following without the prior written consent of Executive: (i) a material reduction in the aggregate of Executive’s then-current Base Salary or a material reduction in the benefits under, or becoming ineligible to participate in, the Company incentive compensation programs outlined in Section 3.3 of this Agreement, or (ii) a material reduction in the scope or value of the Executive’s overall compensation and benefits;

3) A breach of Section 11.5 of this Agreement by either the Company or any successor or successors to which all or a significant portion of its business and/or assets have been transferred (directly or by operation of law), which the parties hereby agree and acknowledge constitutes a material breach of this Agreement;

4) A General Discharge of Executive within the six month period subsequent to a Change in Control; or

5) A breach of the requirement under Section 1 of this Agreement that Executive shall be nominated to serve as a voting member on the Board for the duration of the Term, which the parties hereby agree and acknowledge constitutes a material breach of this Agreement;

provided that the Executive has provided written notice to the Company (or any successor, as the case may be) of the existence of any event described in 1) through 5) above with 30 days of the initial existence of the event and the event continues for 30 days following such notice (the “Change in Control Cure Period”) without being remedied by the Company (or any successor, as the case may be), and provided further that such termination of this Agreement occurs within 60 days after the end of the applicable Change in Control Cure Period.

5.3.1 A “Change in Control” of the Company as used in this Agreement shall be deemed to have occurred upon the first to occur of the date when (a) a person or group "beneficially owns" (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) in the aggregate 50% or more of the outstanding shares of capital stock entitled to vote generally in the election of the Directors of the Company or (b) there occurs a sale of all or substantially all of the business and/or assets of the Company, all other than to an affiliate of the Company or through a reorganization or similar restructuring of the Company; provided, that a Change in Control shall not be deemed to occur if any current shareholder of the Company becomes a beneficial owner of 50% or more of the outstanding shares of the Company.

5.3.2 If a Change in Control of the Company shall have occurred within six (6) months prior to the Termination Date (other than a Termination Date due to a General Resignation, a termination due to the Executive’s disability, or a Discharge for Cause) or the Executive terminates this Agreement under Section 5.3, then, following such Termination Date, (i) the Executive will be entitled to receive a lump sum payment equal to two (2) times the sum of the Executive's Base Salary for the year in which the Termination Date occurs, which shall be paid on the 60th day following the Termination Date, provided that the Executive signs a valid and effective Release in the time set forth in such Release (which shall in no case cause the payment under this Section 5.3.2(i) to be made after the 60 day period after the Termination Date), (ii) all unvested Option Shares held by the Executive shall immediately vest and become immediately exercisable and shall remain exercisable in accordance with the terms thereof and the Company’s Equity Incentive Plan , and (iii) the Executive shall be entitled to Health Severance, upon the terms set forth in Section 5.2(b(ii), for a period ending upon the earlier of six (6) months after the Termination Date or the date the Executive’s COBRA coverage ceases.

6.   Indemnification

In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive's employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, the Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys' fees). Costs and expenses incurred by the Executive in defense of such Proceeding (including attorneys' fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Agreement.

7.   Fulfillment of Duties

During the Term, The Executive shall devote substantially all of his business time and attention, skills and best efforts to the performance of his duties herein for the Company, its Subsidiaries and Affiliates and shall not, during the Term, engage in any other business, profession or occupation for compensation or otherwise which would conflict with, compete with or otherwise interfere with the performance of such services with directly or indirectly without the prior written consent of the Board. Notwithstanding the foregoing, nothing contained herein shall preclude the Executive from (a) serving on the boards of directors of other companies or organizations with the approval of the Board (not to be unreasonably withheld) or serving on the boards of directors of not-for-profit companies or organizations without the approval of the Board, (b) investing in and managing passive investments, or (c) pursuing his personal, financial and legal affairs provided that such activity does not materially interfere with the performance of the Executive's obligations hereunder. The Executive’s activities and roles within Red5 Pharmaceuticals shall not be a violation of this Agreement.

8.   Agreement Not to Compete, Not to Solicit

The Executive agrees that the following obligations are reasonable and are necessary to protect the Company’s goodwill and business interests, these obligations do not restrict the Executive’s ability to be gainfully employed, and the Executive acknowledges that any geographic boundary, scope of prohibited activities, and time duration in these obligations are reasonable in nature and no broader than are necessary to protect the Company’s legitimate goodwill and business interests.

For one year following any Termination Date, regardless of the reason, the Executive agrees not to, singly, jointly or as a partner, member, employee, agent, officer, consultant, independent contractor, officer, director, stockholder (except as a holder, for investment purposes of not more than three percent (3%) of the outstanding stock of any company listed on a national securities exchange, or actively traded in a national over-the-counter market), equity holder, lender, or joint venturer of any other person, or in any other capacity, directly or beneficially, own, manage, operate, join, control, participate in the ownership, management, operation or control of, or permit the use of his name by, or work for, or provide consulting, financial or other assistance to any person engaged in, or otherwise engage in (other than on behalf of the Company) the business of developing pharmaceutical products or platform technologies that are similar or substantially similar to those of the Company (the “Business”) as of the Termination Date in any state in which the Company conducts the Business as of the Termination Date.

For one year following any Termination Date, regardless of the reason, the Executive shall not solicit any employee of the Company or an Affiliate to leave such employment and to provide services to the Executive or any business entity by which the Executive is employed or in which the Executive has a material financial interest. Soliciting a former employee of the Company and its Affiliates to provide such services shall not be a violation of this Agreement.

9.   Confidential Information

The Executive acknowledges that during his employment with the Company, he will have access to trade secrets and other non-public confidential and/or proprietary information relating to the Company’s business (“Confidential Information”), which will be the exclusive property of the Company. The following does not constitute “Confidential Information”: information (i) which is, at the time Executive receives such information, available to the general public; (ii) which becomes at a later date available to the general public through no fault of the Executive and then only after said later date; or (iii) which the Executive can demonstrate by written record was in his possession prior to the Term. Unless the Executive shall first secure the written consent of the Company or unless required pursuant to a legal proceeding, the Executive shall not disclose or use, either during or after the Term for a period of five (5) years, any Confidential Information of the Company or any Affiliate, whether or not developed by the Executive, except as required by his duties to the Company or the Affiliate or under applicable law.

Concurrently with the execution of this Agreement, the Executive will sign a standard Confidential Disclosure and Limited Use Agreement, which shall control over this Agreement if any conflict exists between it and this Agreement.

10.   Arbitration

Any dispute or differences concerning any provision of this Agreement which cannot be settled by mutual accord between the parties shall be settled by arbitration in New York, New York, in accordance with the rules then in effect of the American Arbitration Association, except as otherwise provided herein. The dispute or differences shall be referred to a single arbitrator, if the parties agree upon one, or otherwise to three arbitrators, one to be appointed by each party and a third arbitrator to be appointed by the first named arbitrators; and if either party shall refuse or neglect to appoint an arbitrator within 30 days after the other party shall have appointed an arbitrator and shall have served a written notice upon the first mentioned party requiring such party to make such appointment, then the arbitrator first appointed shall, at the request of the party appointing him, proceed to hear and determine the matters in difference as if he were a single arbitrator appointed by both parties for the purpose, and the award or determination which shall be made by the arbitrator shall be final and binding upon the parties hereto.

The arbitrator or arbitrators shall each have not less than five-(5) years’ experience in dealing with the subject matter of the dispute or differences to be arbitrated. Any award may be enforced in any court of competent jurisdiction. The expenses of any such arbitration shall be paid by the non-prevailing party, as determined by the final order of the arbitrators.

The non-prevailing party in any dispute agrees to pay all reasonable legal fees and expenses of the prevailing party in connection with any dispute under this Agreement.

11.   Miscellaneous

11.1 Notices

All notices in connection with this Agreement shall be in writing and sent by postage prepaid first class mail, courier, or telefax, and if relating to default or termination, by certified mail, return receipt requested, addressed to each party at the address indicated below:

If to the Company:

PlasmaTech Biopharmaceuticals, Inc.

4848 Lemmon Avenue

Suite 517

Dallas, TX 75219

Attn: Chief Financial Officer

Copy To:

John J. Concannon III, Esq.

Morgan Lewis & Bockius LLP

One Federal Street

Boston, MA 02110

If to the Executive:

Timothy J. Miller

2240 Delaware Drive

Cleveland, OH 44106

Or to such other address as the addressee shall last have designated by notice to the communicating party. The date of giving of any notice shall be the date of actual receipt.

11.2 Governing Law

This Agreement shall be governed by the internal and substantive laws of the State of Delaware.

11.3 Severability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or in the interpretation in any other jurisdiction; however, such provision shall be deemed amended to conform to applicable laws and to accomplish the intentions of the parties.

11.4 Entire Agreement; Amendment

This Agreement constitutes the entire agreement of the parties and may be altered or amended or any provision hereof waived only by an agreement in writing signed by the party against whom enforcement of any alteration, amendment, or waiver is sought. No waiver by a party of any breach of this Agreement shall be considered as a waiver of any subsequent breach.

11.5 Successors and Assigns

11.5.1 Any successor of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) shall expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Section 11.5.1, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the Agreement provided for in this Section 11.5.1 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

11.5.2 This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors and assigns, except that Executive may not assign any of his rights or delegate any of his duties without the prior written consent of the Company.

11.6 Assignability

Neither this Agreement nor any benefits payable to the Executive hereunder shall be assigned, pledged, anticipated, or otherwise alienated by the Executive, or subject to attachment or other legal process by any creditor of the Executive, and notwithstanding any attempted assignment, pledge, anticipation, alienation, attachment, or other legal process, any benefit payable to the Executive hereunder shall be paid only to the Executive or his estate.

11.7 Code Section 409A

11.7.1   To the extent applicable, it is intended that this Agreement (including all amendments hereto) either meet the requirements for exclusion from coverage under Code Section 409A, or alternatively comply with the requirements of Code Section 409A, so that the income inclusion provisions of Code Section 409A(a)(1) do not apply to Executive. This Agreement shall be interpreted and administered in a manner consistent with this intent. However, the Company does not warrant to Executive that all amounts paid or delivered to him hereunder will be exempt from, or paid in compliance with, Code Section 409A. Executive understands and agrees that he bears the entire risk of any adverse federal, state or local tax consequences and penalty taxes which may result from payment on a basis contrary to the provisions of Code Section 409A or comparable provisions of any applicable state or local income tax laws. Executive acknowledges that he has been advised to seek the advice of a tax advisor with respect to the tax consequences of all payments pursuant to this Agreement, including any adverse tax consequence under Code Section 409A and applicable state tax law.

11.7.2 To the extent that payment of amounts under this Agreement that are subject to Code Section 409A are payable upon Executive’s termination of employment, such amounts shall only be payable if such termination also constitutes a “separation from service,” within the meaning of Code Section 409A, from the Company. If the Executive is deemed on the date of his separation from service to be a “specified employee” within the meaning of Code Section 409A(a)(2)(B), of the Company, then, notwithstanding any other provision herein, with regard to any payment that is nonqualified deferred compensation subject to Code Section 409A and that is payable on account of Executive’s “separation from service,” such payment shall not be made prior to the earlier of (i) the expiration of six months following the date of Executive’s separation from service, and (ii) the date of the Executive’s death, following which all payments so delayed shall be paid to the Executive in a lump sum without interest.

11.7.3 Any taxable reimbursement of business or other expenses provided for under this Agreement that is subject to Code Section 409A shall be subject to the following conditions: (i) the expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

11.7.4 In applying Code Section 409A to amounts paid pursuant to this Agreement, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Whenever a payment under this Agreement specifies a payment period within a specified number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

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IN WITNESSES WHEREOF, the Company and its officers hereunto duly authorized, and the Employee have signed and sealed this Agreement as of the date first written above.

PLASMATECH BIOPHARMACEUTICALS, INC.

By:	/s/ Steven H. Rouhandeh
Name: Steven H. Rouhandeh
Title: Chairman

EXECUTIVE:

/s/ Timothy J. Miller
Timothy J. Miller